EX.99.(h)(ii)(B)

Attachment A

Expense Limitation
(as a percent of average daily net assets attributable to each stated class)

Fund	Class	Expense Limitation Period Ends
Real Estate Fund	Class A 1.45% Advisor Class 1.12% Institutional Class 1.00%	January 31, 2018

Attachment A amended: January 31, 2017

FIRST INVESTORS EQUITY FUNDS

By:	/s/ Joseph I. Benedek
Name:	Joseph I. Benedek
Title	Treasurer

FORESTERS INVESTMENT MANAGEMENT COMPANY, INC.

By:	/s/ Joseph I. Benedek
Name:	Joseph I. Benedek
Title:	Treasurer

FORESTERS INVESTOR SERVICES, INC.

By:	/s/ Greg Walter
Name:	Greg Walter
Title:	Senior Vice President